Exhibit 10.1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of June 24, 2019, is entered into by and among Caesars Entertainment Corporation, a Delaware corporation (the “Company”), and the undersigned stockholder of Parent (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with this Agreement, (i) the Company, (ii) Eldorado Resorts, Inc., a Nevada corporation (“Parent”), and (iii) Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of shares of common stock, par value $0.00001 per share, of Parent (the “Shares”) listed on Exhibit A hereto;

WHEREAS, the Owned Shares (as defined on Exhibit A) and any additional Shares or other voting securities of Parent acquired by the Stockholder after the date hereof and prior to the Termination Date (as defined herein) and pursuant to which the Stockholder has the right to vote such Shares or other voting securities, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, by the Stockholder are referred to in this Agreement as, the “Covered Shares”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Company and the Stockholder are entering into this Agreement; and

WHEREAS, the Stockholder acknowledges that the Company is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement, and would not enter into the Merger Agreement if the Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Stockholder hereby agree as follows:

Section 1.    Agreement to Vote. From and after the date hereof until the termination of this Agreement in accordance with Section 3, at any meeting of Parent’s stockholders (or any adjournment or postponement thereof), however called, or in connection with any action proposed to be taken by written consent of the stockholders of Parent, the Stockholder agrees to take the following actions (or to cause the applicable record holder of its Covered Shares to take the following actions): (a) appear and be present (in accordance with the Bylaws of Parent) at such meeting of Parent’s stockholders or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; (b) to affirmatively vote and cause to be voted all of its Covered Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of Parent’s stockholders, deliver to Parent a duly executed affirmative written consent in favor of (“for”), the issuance of Shares in connection with the transactions contemplated by the Merger Agreement, the Share Issuance, the Delaware Conversion, the Parent A&R Charter and any other matters necessary for the consummation of the Mergers (the “Supported Matters”); and (c) to vote or cause to be voted all of its Covered Shares against, and not provide any written consent with respect to (i) any Takeover Proposal and (ii) any action, proposal, transaction or agreement that is intended to or would (1) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or of the Stockholder under this Agreement, (2) impede, interfere with, delay, postpone, discourage or adversely affect the timely consummation of the Merger or any of the other transactions expressly contemplated by the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of Parent (including any amendments to Parent’s charter or Bylaws). Notwithstanding the foregoing, the obligations in this Section 1 shall only apply with respect to (A) sub-sections (a) and (b) to the extent that the Supported Matters are submitted for a vote at any such meeting or are the subject of any such written consent and (B) sub-section (c) to the extent that any Takeover Proposal or any of the matters contemplated by Section 1(c)(ii) are submitted for a vote at any such meeting or are the subject of any such written consent. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

Section 2.    Inconsistent Agreements. The Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, neither the Stockholder, nor any entity under the control of the Stockholder (a) has entered into, or shall enter into at any time prior to the Termination Date (as defined below), any voting agreement or voting trust with respect to its Covered Shares nor (b) has granted, or shall grant at any time prior to the Termination Date, a proxy or power of attorney with respect to its Covered Shares, in either case, which has not subsequently been revoked or which is inconsistent with the obligations of the Stockholder pursuant to this Agreement.

Section 3.    Termination. This Agreement shall terminate upon the earliest of (a) the Company Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) increases the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement) in a manner adverse to the Stockholder, (ii) extends the End Date, (iii) modifies any of Exhibits A-1, A-2, B-1 or B-2 in a manner adverse to the Stockholder, (iv) increases the number of members of the Company Board of Directors that will be included on the Parent Board of Directors immediately following the Closing or (v) imposes any material restrictions or additional material conditions on the consummation of the Merger or otherwise in a manner adverse to the Stockholder, in each case, which amendment, modification or waiver is submitted to and approved by the Parent Board of Directors but not Gary Carano (solely in his capacity as a member of the Parent Board of Directors) or (d) written notice of termination of this Agreement by the Company to the Stockholder (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 7, and 10 through 23 shall survive the termination of this Agreement; provided, further that no such termination will relieve any party hereto from any liability for any willful and material breach of this Agreement occurring prior to such termination.

Section 4.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a)    The Stockholder is the record and beneficial owner of the Owned Shares and the Stockholder has good and valid title to the Owned Shares free and clear of Liens other than as created by this Agreement, under prime broker agreements or pursuant to the margin loan agreement previously disclosed to the Company (the “MLA”). The Stockholder has the only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws, the terms of this Agreement and the MLA. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

(b)    The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its or his obligations hereunder. The execution, delivery and performance of this Agreement by the Stockholder, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it or him in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    Except for the applicable requirements of the Exchange Act and any applicable requirements under applicable gaming laws, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement, and (ii) neither the execution, delivery or performance of this Agreement by the Stockholder, nor the consummation by the Stockholder of the transactions contemplated hereby, nor compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of the Stockholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or asset of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any properties or assets of the Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit or impair the performance by the Stockholder of its obligations under this Agreement.

(d)    As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its or his Affiliates that would impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement in a timely manner.

Section 5.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

(a)    The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement. The execution and delivery of this Agreement by the Company have been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)    Except for the applicable requirements of the Exchange Act and any applicable requirements under applicable gaming laws, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Company for the execution and delivery of this Agreement by the Company, and (ii) the execution and delivery of this Agreement by the Company shall not (A) conflict with or violate, any provision of the organizational documents of the Company, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or asset of the Company pursuant to, any Contract to which the Company is a party or by which the Company or any properties or assets of the Company is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

(c)    As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates that would impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

Section 6.    Certain Covenants of the Parties.

(a)    The Stockholder hereby covenants and agrees as follows:

(i) Prior to the Termination Date, and except as contemplated hereby, the Stockholder shall not (A) tender any Covered Shares into any tender or exchange offer, (B) except for an Exempt Transfer, sell (constructively or otherwise), transfer, offer, exchange, pledge, hypothecate, grant, encumber, assign or otherwise dispose of or encumber (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of its Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, or through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its subsidiaries; (D) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission (the “SEC”)) to vote any voting securities of Parent to (I) not adopt or approve the Supported Matters or (II) approve any other matter that if approved would reasonably be expected to prevent, interfere with, discourage, impair or delay the consummation of the Supported Matters; (E) make any public announcement (other than public statements relating to the Merger) with respect to, or submit a proposal for, or offer for (with or without conditions), any transaction involving the Company or its subsidiaries or its and its subsidiaries’ securities or assets, except as required by Law; provided that nothing in this Agreement shall restrict any of the Stockholder Parties from acquiring additional securities of the Company; (F) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the actions expressly described in any of clauses (A)-(C) of this Section 6(a)(i); or (G) agree (whether or not in writing) to take any of the actions referred to in this Section 6(a)(i). Any action in violation of this provision shall be void.

For purposes of this Agreement, an “Exempt Transfer” means any Transfer of Covered Shares (a) in open market transactions, (b) in block trade transactions arranged through an investment bank, (c) as a bona fide gift or gifts, or for bona fide estate planning purposes, (d) by will or intestacy, (e) to any trust for the direct or indirect benefit of the beneficiaries of The Donald L. Carano Family Trust or the immediate family of such beneficiaries (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (f) to any immediate family member, (g) to a partnership, limited liability company or other entity of which Stockholder and the immediate family of any of the persons identified in clause (e) is the legal and beneficial owner of all of the outstanding equity securities or similar interests, (h) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (c) through (g) above, (i) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (j) as a result of a lender exercising its remedies in connection with and pursuant to the terms of the MLA, or (k) a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Stockholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Stockholder or affiliates of the Stockholder (including, for the avoidance of doubt, where the Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition without consideration by the Stockholder to its stockholders, partners, members or other equity holders; provided that (x) in the case of any Transfer or series of related Transfers pursuant to clauses (a) or (b), if the Stockholder knows that such Transfer or related Transfers involves the aggregate Transfer(s) of 5% or more of the then-outstanding Shares of Parent (based on the number of outstanding Shares of disclosed in Parent’s most recent quarterly or annual report on Form 10-Q or Form 10-K) to one or more related parties, then as a precondition to such Transfer(s), the transferee will agree in a writing reasonably satisfactory in form and substance to the Company, to be bound to vote such Shares in favor of the Supported Matters, and (y) in the case of a transfer or distribution pursuant to clauses (c), (d), (e), (f), (g), (h), (i) or (k), such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to the Company.

(ii)    From and after the date hereof until the Termination Date, the Stockholder agrees that it shall not, directly or indirectly, initiate, solicit, facilitate or knowingly encourage any Takeover Proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal. The Stockholder agrees that it cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussion or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of Parent or any of its Subsidiaries that was furnished on behalf of Parent and its Affiliates to return or destroy (and confirm destruction of) all such information, if any.

(iii)    Prior to the Termination Date, in the event that the Stockholder acquires the power to vote or direct the voting of, any additional Shares or other voting interests with respect to Parent, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Owned Shares held by the Stockholder set forth on Exhibit A will be deemed amended accordingly.

Section 7.    Stockholder Capacity. This Agreement is being entered into by the Stockholder solely in its capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of the Stockholder or any affiliate of the Stockholder who is a director, officer or employee of Parent to take any action in his or her capacity as a director, officer or employee of Parent, including the exercise of fiduciary duties to Parent or its stockholders.

Section 8.    Appraisal Rights. Prior to the Termination Date, the Stockholder shall not exercise any rights to demand appraisal of any Covered Shares or right to dissent that may arise with respect to the Merger, and the Stockholder hereby waives any such rights of appraisal or rights to dissent that the Stockholder may have under applicable Law.

Section 9.    Disclosure. Prior to the Termination Date, none of the Stockholder or Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable U.S. securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance or (b) with respect to any press release or other public statement by the Stockholder permitted by Section 6(a)(i)(E).

Section 10.    Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Stockholder contained herein shall not survive the Termination Date, other than those contained within the provisions that the parties have agreed will survive the termination of this Agreement pursuant to Section 3.

Section 11.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon the first Business Day after such email is sent if written confirmation of receipt by email is obtained, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier if next Business Day delivery is requested, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by United States registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

Attention:     Michelle Bushore

E-mail:         MBushore@caesars.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attention:     Brian J. McCarthy

           Andrew D. Garelick

E-mail:  brian.mccarthy@skadden.com

            andrew.garelick@skadden.com

if to the Stockholder, to the address(es) set forth on the signature page to this Agreement, with a copy (which shall not constitute notice) to:

Milbank LLP

2029 Century Park East

Floor 33

Los Angeles, California 90067

Attention:     Deborah R. Conrad

E-mail:         dconrad@milbank.com

Section 12.    Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 13.    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 14.    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Parent, which shall be and hereby is, an express third-party beneficiary of this Agreement.

Section 15.    Governing Law. This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 16.    Submission to Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any

Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 17.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 18.    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations contained in this Section 18, Parent shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware located in New Castle County, Delaware or any federal court located in Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity, without any requirement to post security as a prerequisite to obtaining equitable relief.

Section 19.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 20.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

Section 21.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by signatures delivered by facsimile or email, and a copy hereof that is executed and delivered by a party by facsimile or email (including in .pdf format) will be binding upon that party to the same extent as a copy hereof containing that party’s original signature.

Section 22.    Facsimile or Electronic Signature. This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.

Section 23.    No Presumption Against Drafting Party. Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ ANTHONY RODIO
Name:	Anthony Rodio
Title:	Chief Executive Officer

STOCKHOLDER:

RECREATIONAL ENTERPRISES, INC

By:	/s/ GARY L. CARANO
Name:	Gary L. Carano
Title:	Vice President

Stockholder’s Address for Notice:

100 West Liberty Street, Suite 1150
Reno, Nevada 89501
Attention:	Gary L. Carano
E-mail:

Exhibit A

Securities

Security

Shares:	11,129,867 shares of common stock of Parent